Exhibit 10.2

PROMISSORY NOTE

$31,000,000.00	February 1, 2015

For value received, CBFH, INC., a Texas corporation (“Borrower”, whether one or more) does hereby promise to pay to the order of FROST BANK, a Texas state bank (“Lender”), at P.O. Box 34746, San Antonio, Texas 78265, or at such other address as Lender shall from time to time specify in writing, in lawful money of the United States of America, the sum of THIRTY ONE MILLION AND NO/100 DOLLARS ($31,000,000.00), or so much thereof as from time to time may be disbursed by Lender to Borrower under the terms of that certain Loan Agreement dated of even date herewith between Borrower and Lender (the “Loan Agreement”), and be outstanding, together with interest from date hereof on the principal balance outstanding from time to time as hereinafter provided. Interest shall be computed on a per annum basis of a year of 360 days and for the actual number of days elapsed, unless such calculation would result in a rate greater than the highest rate permitted by applicable law, in which case interest shall be computed on a per annum basis of a year of 365 days or 366 days in a leap year, as the case may be.

1.                                      Payment Terms. This Note shall be due and payable in thirty-two (32) quarterly payments, each being due and payable on the first day of February, May, August, and November of each year commencing May 1, 2015, with the first four (4) installments (through February 1, 2016) each in the amount of all accrued and unpaid interest and the fifth through thirty-first installments (May 1, 2016 through November 1, 2022) in the amount necessary to amortize the unpaid principal balance of this Note as of February 1, 2016 over a period of seven years from February 1, 2016 (the “Amortization Period) at the interest rate set forth in Section 3 below, with the thirty-second and final installment in the amount of all unpaid principal plus all accrued and unpaid interest being due and payable on February 1, 2023. It is intended by Lender and Borrower that the quarterly payments after February 1, 2016 shall always be sufficient to pay all accrued interest and some principal on this Note. Because of possible interest rate changes from time to time that could result in negative amortization of the principal balance hereof, and to maintain the present amortization schedule on this Note, Lender shall have the option, in its sole discretion, to adjust the payment amount on February 1st of each year during the term hereof, beginning February 1, 2017 to an amount satisfactory, in Lender’s sole discretion, to cover (i) all accrued, unpaid interest hereon, (ii) the principal reduction required to fully amortize the unpaid principal balance hereof in equal quarterly payments over the then remaining portion of the Amortization Period, and (iii) all interest anticipated to accrue on this Note during the one-year period following a payment adjustment. Lender may choose not to change the payments on this Note in any year throughout the term hereof. Interest shall be calculated on the unpaid principal balance each day principal is outstanding and all payments made credited to any collection costs and late charges, to the discharge of the interest accrued and to the reduction of the principal, in such order as Lender shall determine.

2.                                      Late Charge. If a payment is made more than 10 days after it is due, Borrower will be charged, in addition to interest, a delinquency charge of (i) 5% of the unpaid portion of the regularly scheduled payment, or (ii) $250.00, whichever is less. Additionally, upon maturity of this Note, if the outstanding principal balance (plus all accrued but unpaid interest) is not paid within 10 days of the maturity date, Borrower will be charged a delinquency charge of (i) 5% of the sum of the outstanding principal balance (plus all accrued but unpaid interest), or (ii) $250.00, whichever is less. Borrower agrees with Lender that the charges set forth herein are reasonable compensation to Lender for the handling of such late payments.

3.                                      Interest Rate. Interest on the outstanding and unpaid principal balance hereof shall be computed at a per annum rate equal to the lesser of (a) a rate equal to the Prime Rate of Lender, with said rate to be adjusted to reflect any change in said Prime Rate at the time of any such change or (b) the highest rate permitted by applicable law, but in no event shall interest contracted for, charged or received hereunder plus any other charges in connection herewith which constitute interest exceed the maximum interest permitted by applicable law, said rate to be effective prior to maturity (however such maturity is brought about). The “Prime Rate” shall mean the prime rate of interest charged by Lender as established from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.

4.                                      Default Rate. For so long as any event of default exists under this Note or under any of the other Loan Documents (as defined herein), regardless of whether or not there has been an acceleration of the indebtedness evidenced by this Note, and at all times after the maturity of the indebtedness evidenced by this Note (whether by acceleration or otherwise), and in addition to all other rights and remedies of Lender hereunder, interest shall accrue at the rate stated above plus five percent (5%) per annum, but in no event in excess of the highest rate permitted by applicable law, and such accrued interest shall be immediately due and payable. Borrower acknowledges that it would be extremely difficult or impracticable to determine Lender’s actual damages resulting from any event of default, and such accrued interest is a reasonable estimate of those damages and does not constitute a penalty.

5.                                      Revolving Line of Credit. Prior to February 1, 2016, Borrower may request advances and make payments hereunder from time to time, provided that it is understood and agreed that the aggregate principal amount outstanding from time to time hereunder shall not at any time exceed $31,000,000.00. The unpaid balance of this Note shall increase and decrease with each new advance or payment hereunder, as the case may be. This Note shall not be deemed terminated or canceled prior to the date of its maturity, although the entire principal balance hereof may from time to time be paid in full. Prior to February 1, 2016, Borrower may borrow, repay and re-borrow hereunder. All payments and prepayments of principal or interest on this Note shall be made in lawful money of the United States of America in immediately available funds, at the address of Lender indicated above, or such other place as the holder of this Note shall designate in writing to Borrower. If any payment of principal or interest on this Note shall become due on a day which is not a Business Day (as hereinafter defined), such payment shall be made on the next succeeding Business Day and any such extension of time shall be included in computing interest in connection with such payment. As used herein, the term “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in the State of Texas are authorized to close or are in fact closed. The books and records of Lender shall be prima facie evidence of all outstanding principal of and accrued and unpaid interest on this Note. On February 1, 2016 this Note shall convert to a term loan and the unpaid principal balance on that date shall be repaid in quarterly installments as provided in paragraph 1 above.

6.                                      Prepayment. Borrower reserves the right to prepay, prior to maturity, all or any part of the principal of this Note without penalty. Any prepayments shall be applied first to accrued interest and then to principal. Borrower will provide written notice to the holder of this Note of any such prepayment of all or any part of the principal at the time thereof. All payments and prepayments of principal or interest on this Note shall be made in lawful money of the United States of America in immediately available funds, at the address of Lender indicated above, or such other place as the holder of this Note shall designate in writing to Borrower. All partial prepayments of principal shall be applied to the last installments payable in their inverse order of maturity.

7.                                      Default. It is expressly provided that upon default in the punctual payment of any indebtedness evidenced by this Note or any part hereof, as the same shall become due and payable, or upon the occurrence of an event of default specified in any of the other Loan Documents (as defined herein), the holder of this Note may, at its option, without further notice or demand, (i) declare the outstanding principal balance of and accrued but unpaid interest on this Note at once due and payable, (ii) refuse to advance any additional amounts under this Note, (iii) foreclose all liens securing payment hereof, (iv) pursue any and all other rights, remedies and recourses available to the holder hereof, including but not limited to any such rights, remedies or recourses under the Loan Documents, at law or in equity, or (v) pursue any combination of the foregoing; and in the event default is made in the prompt payment of this Note when due or declared due, and the same is placed in the hands of an attorney for collection, or suit is brought on same, or the same is collected through probate, bankruptcy or other judicial proceedings, then the Borrower agrees and promises to pay all costs of collection, including reasonable attorney’s fees.

8.                                      No Usury Intended; Usury Savings Clause. In no event shall interest contracted for, charged or received hereunder, plus any other charges in connection herewith which constitute interest, exceed the maximum interest permitted by applicable law. The amounts of such interest or other charges previously paid to the holder of the Note in excess of the amounts permitted by applicable law shall be applied by the holder of the Note to reduce the principal of the indebtedness evidenced by the Note, or, at the option of the holder of the Note, be refunded. To the extent permitted by applicable law, determination of the legal maximum amount of interest shall at all times be made by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the loan and indebtedness, all interest at any time contracted for, charged or received from the Borrower hereof in connection with the loan and indebtedness evidenced hereby, so that the actual rate of interest on account of such indebtedness is uniform throughout the term hereof.

9.                                      Security. This Note has been executed and delivered pursuant the Loan Agreement, and is secured by, inter alia, the following:

(a)                                 a Pledge and Security Agreement dated of even date herewith, by and between Borrower and Lender, covering certain collateral as more particularly described therein.

This Note, the Loan Agreement and all other documents evidencing, securing, governing, guaranteeing and/or pertaining to this Note, including but not limited to those documents described above, are collectively referred to as the “Loan Documents.” The holder of this Note is entitled to the benefits and security provided in the Loan Documents.

10.                               Joint and Several Liability; Waiver. Each maker, signer, surety and endorser hereof, as well as all heirs, successors and legal representatives of said parties, shall be directly and primarily, jointly and severally, liable for the payment of all indebtedness hereunder. Lender may release or modify the obligations of any of the foregoing persons or entities, or guarantors hereof, in connection with this Note without affecting the obligations of the others. All such persons or entities expressly waive presentment and demand for payment, notice of default, notice of intent to accelerate maturity, notice of acceleration of maturity, protest, notice of protest, notice of dishonor, and all other notices and demands for which waiver is not prohibited by law, and diligence in the collection hereof; and agree to all renewals, extensions, indulgences, partial payments, releases or exchanges of collateral, or taking of additional collateral, with or without notice, before or after maturity. No delay or omission of Lender in exercising any right hereunder shall be a waiver of such right or any other right under this Note.

11.                               Texas Finance Code. In no event shall Chapter 346 of the Texas Finance Code (which regulates certain revolving loan accounts and revolving tri-party accounts) apply to this Note. To the extent that Chapter 303 of the Texas Finance Code is applicable to this Note, the “weekly ceiling” specified in such article is the applicable ceiling; provided that, if any applicable law permits greater interest, the law permitting the greatest interest shall apply.

12.                               Governing Law, Venue. This Note is being executed and delivered, and is intended to be performed in the State of Texas. Except to the extent that the laws of the United States may apply to the terms hereof, the substantive laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Note. In the event of a dispute involving this Note or any other instruments executed in connection herewith, the undersigned irrevocably agrees that venue for such dispute shall lie in any court of competent jurisdiction in Bexar County, Texas.

13.                               Purpose of Loan. Borrower agrees that no advances under this Note shall be used for personal, family or household purposes, and that all advances hereunder shall be used solely for business, commercial, investment, or other similar purposes.

14.                               Captions. The captions in this Note are inserted for convenience only and are not to be used to limit the terms herein.

BORROWER:

CBFH, Inc., a Texas corporation

By:	/s/ Robert R. Franklin, Jr.,
Robert R. Franklin, Jr.,
Chief Executive Officer